                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

      This Agreement, dated as of August 4, 2000, is made and entered into by and between Avanade Inc., a corporation organized under the laws of the State of Delaware (the "Company"), and Mitchell C. Hill ("Employee"). For the definitions of certain terms used in this Agreement, see Section 7 below.

      The Company and Employee agree as follows:

SECTION 1. EMPLOYMENT

      1.1 The Company hereby employs Employee, and Employee hereby accepts employment, as an employee of the Company for the Term (as defined in Section 3.1), subject to and in accordance with the provisions of this Agreement.

      1.2 Employee will report to the Board of Directors of the Company (the "Board") or its designee. From the date of this Agreement through its termination, Employee will serve in such positions as directed by the Board.

      1.3 During the Term, Employee will devote his best efforts, special expertise and full business time and attention to the Company's business to the exclusion of all other employment, engagements, consulting or other business activities, unless otherwise approved in writing by the Board or the President. Subject to direction of the Board, Employee will have such duties, responsibilities, powers and authority that are prescribed by the Board, the President or the bylaws of the Company.

SECTION 2. COMPENSATION

      2.1 From the date of this Agreement until otherwise directed by the Board, the Company will pay Employee a base salary at the annual rate of $500,000 prorated on a daily basis for any period less than a full year. Unless otherwise agreed upon by the parties, the Company will pay Employee's base salary accrued in arrears twice monthly, subject to federal income tax and other applicable withholding.

      2.2 In addition to Employee's base salary under Section 2.1, the Company will pay Employee such bonuses and other incentive compensation as may be determined from time to time by the Board. The Employee is initially eligible for a cash bonus with a target of 40% of base salary, subject to the sole and complete discretion of the Compensation Committee of the Board.

      2.3 The Company will grant Employee shares of the Company's common stock and options to purchase shares of the Company's common stock as set forth in this Section

EMPLOYMENT AGREEMENT

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      2.3 The Company will grant Employee shares of the Company's common stock and options to purchase shares of the Company's common stock as set forth in this Section 2.3. Employee's stock and option grants will be subject in all cases to Board or Compensation Committee approval, and subject to the definitions and other terms and conditions of the Company's 2000 Stock Incentive Plan (as the same may be amended from time to time, the "SIP") and Employee's stock option agreement.

            (a) A grant of 750,000 shares of common stock of the Company (the "Grant Shares") at a fair market valuation to be determined by the Board on the date the Board makes the grant and subject to the terms and conditions set forth by the Board in a grant letter to accompany the Grant Shares.

            (b) An option to purchase 937,500 shares of the Company's common stock at a price equal to the fair market value of the common stock on the date the Board makes the grant. This option is subject to a vesting schedule of 25% at the end of year 1 and 1/48th every month thereafter (a four-year vesting schedule).

            (c) An option to purchase 312,500 shares of the Company's common stock at a price equal to the fair market value of the common stock on the date the Board makes the grant. This option is subject to a vesting schedule of 25% at the end of year 2 and 1/48th every month thereafter (a five-year vesting schedule).

            (d) The stock grant, the options and any shares acquired upon exercise of the options will not be transferable or assignable until the earliest of a qualified IPO of the Company, July 1, 2005, or in the event of certain corporate transactions (as defined in the SIP, the stock option agreements or the grant letter accompanying the Grant Shares).

            (e) The options will be for a term of ten (10) years, subject to earlier termination in the event of any termination of Employee's employment and certain other events as provided for in the SIP or the stock option agreement.

            (f) If your employment terminates prior to a qualified IPO of the Company, July 1, 2005, or certain corporate transactions (as defined in the SIP or the stock option agreements), other than for death or disability, then all of your options will terminate regardless of whether they are vested or unvested, and any shares acquired upon exercise of an option will be subject to repurchase by the Company at the exercise price paid.

EMPLOYMENT AGREEMENT

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            (g)   Your stock option agreement will provide that vesting will be accelerated one-hundred percent (100%) in the event of certain corporate transactions (excluding, for this purpose, acquisitions of control by existing Company shareholders), except that such acceleration will not occur if it would prevent the corporate transaction from otherwise qualifying as a pooling of interests for financial accounting purposes.

      2.4 Upon Employee's receipt of the Grant Shares, the Company will loan Employee the amount of Employee's income and payroll tax liability arising from the receipt of the Grant Shares, which loan will be made pursuant to a full-recourse promissory note in the form of Exhibit A hereto (the "Note"). The Note shall provide for interest at the applicable federal rate on the date of the execution of the Note, and the principal amount payable under the Note shall be amortized as follows: 25% after the first year, and 2.0833% (1/48th) per month thereafter; corresponding interest payments will be made at the time of the principal payments. The Note will be secured by the shares of stock received under Section 2.3(a) pursuant to the pledge agreement attached hereto as Exhibit B.

            (a) During the term of Employee's employment with the Company, immediately prior to the due date of any payment of principal or interest under the Note, the Company will pay to Employee a cash bonus such that, after setting aside an amount equal to Employee's income tax liability on the cash bonus, Employee is left with an amount equal to the loan payment then owed to the Company. The Company's obligations under this Section 2.4(a) shall terminate as of the date of termination of Employee's employment, and any bonus amounts owed by the Company with respect to the first loan payment due following the date of termination shall be prorated through the date of termination.

            (b) For purposes of calculating Employee's income tax liability under this Section 2.4, Employee will be deemed to be subject to taxation at the highest marginal income tax rates imposed on individuals under federal and any applicable state tax laws.

      2.5 Termination of Employment

            (a) Upon the termination of Employee's employment by the Company for Cause prior to the earlier of (i) a qualified IPO or (ii) July 1, 2005 (such earlier date, a "Share Trigger Event"), all of the Grant Shares shall be returned to the Company in exchange for the cancellation of all amounts owing under the Note and the corresponding loan, and neither the Company nor the Employee shall owe any further amounts to the other with respect to the Grant Shares, such loan or the Note.

EMPLOYMENT AGREEMENT

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            (b) Upon the termination of Employee's employment, other than by the
      Company for Cause prior to a Share Trigger Event, the Company shall have the right, at its election, to purchase from Employee, and Employee shall have the right, at his or her election, to cause the Company to purchase, the Grant Shares at a purchase price equal to their fair market value. Either party may elect to exercise his, her or its right under this
      Section 2.5(b) by a written notice to the other party. Upon receipt of such written notice by either party, the loan underlying the Note shall accelerate and the principal amount of the Note plus any accrued unpaid interest shall be immediately due and payable in full by Employee. If the Company and the Employee are unable to determine the fair market value of the Grant Shares within 15 business days of the termination of Employee's employment, then each party shall retain an investment banking firm of national reputation to provide a determination of such valuation within 20 business days after the expiration of such 15 business day period. Each of these investment banks shall be directed to consider the value a willing buyer would pay a willing seller for the Company's shares as on an ongoing business entity, without any discount for minority interests but considering all other known facts, events and circumstances as then existing relevant to the value of such interest. In the event that the difference between the valuations provided by the two investment banking firms to the parties (which amount shall be referred to as the "Valuation Difference") does not exceed twenty percent (20%) of the larger of the two valuations, the "fair market value" for purposes hereof shall be the average of the two valuations. If the Valuation Difference exceeds twenty percent (20%) of the larger of the two valuations, the two investment banking firms shall select a third investment banking firm of national reputation to calculate the valuation. If the difference between the valuation determined by the third investment bank (the "Benchmark") and the lower of the two initial valuations is less than one-third of the Valuation Difference, "Fair Market Value" for purposes hereof shall be the average of the Benchmark and the lower of the two initial valuations. If the difference between the Benchmark and the higher of the two initial valuations is less than one-third of the Valuation Difference, "Fair
      Market Value" for purposes of this Section 2.5(b) shall be the average of the Benchmark and the higher of the two initial valuations. In the event fair market value is not determined by either of the previous two sentences, the fair market value for purposes of this Section 2.5(b) shall be the average of the three valuations. Notwithstanding the foregoing, in no event shall "fair market value" as determined hereunder be greater than the larger of the two initial valuations, or less than the lower of the two initial valuations. The fees and expenses of the initial investment banks selected by each of Employee and the Company in accordance with this provision shall be borne by the party selecting such bank. The fees and expenses of the third investment bank, if any, selected in accordance with this provision shall be shared equally by Employee and the Company.

EMPLOYMENT AGREEMENT

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            (c) Upon the termination of Employee's employment after a Share
      Trigger Event, the loan shall accelerate and all amounts owed under the Note shall be immediately due and payable in full by Employee.

      2.6 During the Term, the Company will make available to Employee such additional benefits (such as medical, dental, disability and life insurance; vacation, leave and holidays) as the Company may make available to its other employees, all subject to any terms, conditions and other requirements that may be generally applicable to other executive employees of the Company or prescribed by the Board.

      2.7 Except as otherwise provided in Section 3.2 or required by applicable law, all compensation and benefits set forth in Section 2 will cease accruing upon termination of the Term.

      2.8 As a condition to Employee's employment with the Company, Employee shall enter into a stockholders' agreement, in substantially the form as is attached hereto as Exhibit C (the "Stockholders' Agreement"), providing that prior to a Qualified IPO (as that term is defined in the SEP), Employee agrees to vote all his or her Grant Shares according to the terms thereof, and granting certain drag-along and tag-along rights.

SECTION 3. TERM AND TERMINATION

      3.1 Employee's employment with the Company is "at will" and may be terminated by the Company or Employee at any time. Accordingly, the Term will commence as of the date of this Agreement and will terminate upon the first of the following to occur:

            (a) either party gives the other notice of termination;

            (b) the Company gives Employee notice of termination for Dissatisfactory Performance;

            (c) the Company gives Employee notice of termination for Cause;

            (d) the Company gives Employee notice of termination in the event of any disability of Employee, whether physical or mental, that prevents Employee from satisfactorily performing his or her duties under this Agreement; or

            (e) the death of Employee.

      3.2 If the Term terminates pursuant to Section 3.1(a), (b), (d), or (e), then the Company will either

            (a) pay to Employee severance payments equal to Employee's then-current base salary under Section 2.1 for a period of time from the end of the

EMPLOYMENT AGREEMENT

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                  Term until the earlier of (i) 12 months after the end of the
                  Term, (ii) the date upon which Employee commences employment with any third party, or (iii) violation by Employee of the Confidential Information, Inventions, and Noncompetition Agreement; and

            (b) accelerate the vesting and exercisability of all stock options held by Employee under the SIP so that such options will automatically become fully vested and exercisable with respect to that portion of the unvested options that would have become fully vested and exercisable in the next 12 months after the need of the Term (for purposes of this Section 3.2(b), all options held by Employee that are vested on the date of termination of Employee's employment, including options or unvested shares whose vesting is accelerated pursuant to this
                  Section 3.2(b), will not be subject to forfeiture under
                  Section 17 of the SIP); if Employee has acquired or acquires any shares upon exercise of such accelerated options (the "Options Shares"), then beginning six months and one day after Employee acquired the Option Shares, Employee and the Company will have the same rights of repurchase and sale with respect to the Option Shares that are set forth in Section 2.5(b) of this Agreement with respect to the Grant Shares; or

            (c) release Employee's obligations under Section 3.1 of the Confidential Information, Inventions, and Noncompetition Agreement for any period after the end of the Term.

      3.3 Employee will not be entitled to any other severance payments, compensation, or release of any obligation under the Confidential Information, Invention, and Noncompetition Agreement upon termination of employment or in any other circumstance. Unless otherwise agreed upon by the parties, any severance payments under Section 3.2 will be payable in installments twice monthly in the same manner as Employee's base salary is payable to Employee during the Term under Section 2.1, all subject to federal income tax and any other applicable withholding.

SECTION 4. NO CONFLICTING OBLIGATIONS

      4.1 Employee represents and warrants that Employee's execution, delivery and performance of this Agreement and the performance of Employee's other obligations and duties to the Company will not cause any breach, default or violation under any other employment, nondisclosure, confidentiality, consulting or other agreement to which Employee is a party or by which Employee may be bound.

      4.2 Employee will not use in performance of Employee's work for the Company or disclose to the Company any trade secret or other confidential or proprietary information

EMPLOYMENT AGREEMENT

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of any prior employer or other Person if and to the extent that such use or disclosure may cause a breach, default or violation under any obligation or duty that Employee owes to such other Person (e.g., under any agreement or applicable law). Employee represents and warrants that Employee's compliance with this
Section 4 will not prohibit, restrict or impair the performance of Employee's work, obligations and duties to the Company.

SECTION 5. MISCELLANEOUS

      5.1 This Agreement will be enforced to the fullest extent permitted by applicable law. If for any reason any provision of this Agreement is held to be invalid or unenforceable to any extent, then

            (a) such provision will be interpreted, construed or reformed to the extent reasonably required to render the same valid, enforceable and consistent with the original intent underlying such provision;

            (b) such provision will be void to the extent it is held to be invalid or unenforceable;

            (c) such provision will remain in effect to the extent that it is not invalid or unenforceable; and

            (d) such invalidity or unenforceability will not affect any other provision of this Agreement or any other agreement.

If the invalidity or unenforceability is due to the unreasonableness of the scope or duration of the provision, the provision will remain effective for such scope and duration as may be determined to be reasonable.

      5.2 Employee will not assign this Agreement or any of his rights or obligations hereunder, either during or after the Term, without the prior written consent of the Company. Subject to the foregoing, this Agreement will be enforceable by and binding upon each of the parties and their respective successors and assigns.

      5.3 The failure of either party to insist upon or enforce strict performance of any of the provisions of this Agreement or to exercise any of its rights or remedies under this Agreement will not be construed as a waiver or a relinquishment to any extent of such party's rights to assert or rely upon any such provision, right or remedy in that or any other instance; rather, the same will be and remain in full force and effect.

      5.4 This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of Washington. Employee hereby irrevocably consents to personal jurisdiction and venue in the state and federal courts located in the State of Washington, King County, in connection with any action to interpret or enforce, or otherwise

EMPLOYMENT AGREEMENT

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arising out of or relating to, this Agreement. Employee will not bring any action to interpret or enforce, or otherwise arising out of or relating to, this Agreement, other than in the courts specified in this Section 5.4.

      5.5 Any notice required or permitted under this Agreement will be given in writing and will be deemed effectively given upon personal delivery or upon delivery by confirmed fax to the party to be notified, two (2) business days after deposit with recognized overnight courier service, or three (3) business days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the following address, or at such other address as such party may designate by notice under this paragraph 5.5:

      Company:                                Employee:

      Mitch Hill                              Address Redacted
      Chief Executive Officer
      Avanade Inc.
      701 Fifth Avenue, 35th Floor
      Seattle, WA  98104

      5.6 Employee will sign concurrently with this Agreement the attached Confidential Information, Inventions, and Noncompetition Agreement.

      5.7 This Agreement and the Confidentiality Agreement set forth the entire agreement, and supersede any and all prior agreements, of the parties with regard to Employee's employment with the Company, with the exception of the attached Confidential Information, Inventions, and Noncompetition Agreement, which shall constitute a material term of, and is hereby incorporated into, this Agreement. This Agreement may not be amended, except by a writing signed by both parties.

SECTION 6. ARBITRATION OF DISPUTES

      6.1 Any dispute among the parties arising out of or relating to Employee's employment relationship with the Company, or to the termination of that relationship, will be settled by final and binding arbitration as set forth in this Agreement. The following are examples of allegations, claims or disputes that may be arbitrated under this Agreement: constructive discharge or wrongful discharge under statutory or common law; torts or breaches of contract; employment discrimination or retaliation in violation of any applicable federal, state or local statute, ordinance or regulation; violation of any other applicable statute, ordinance or regulation affecting Employee's employment relationship with the

EMPLOYMENT AGREEMENT

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Company; or any other claims or disputes that arise out of or relate to the termination of Employee's employment relationship with the Company. However, nothing in this Agreement will require arbitration of any statutory claim that Employee may have if the applicable law precludes entering into a pre-dispute agreement for binding arbitration of that claim. Further, either party may commence litigation within thirty (30) days prior to the date after which the commencement of litigation could be barred by any applicable statute of limitations or other law, rule, regulation or order of similar import or in order to request injunctive or other equitable relief necessary to prevent irreparable harm or any breach or default under, or any threat of any breach or default under the Confidential information, Inventions, and Noncompetition Agreement dated [ILLEGIBLE] by Employee. In such event, the parties will (except as may be prohibited by judicial order) nevertheless continue to follow the procedures set forth in this Section 6.

      6.2 The arbitration will be conducted under the National Rules for the Resolution of Employment Disputes published by the AAA that are in effect at the time the arbitration notice is given, to the extent that those rules do not conflict with any provision of this Agreement. A copy of the current rules may be obtained from the AAA.

      6.3 Either party may initiate the procedures under this Section 6 by giving the other party written notice of the dispute and invoking the provisions of this Section 6. If, within thirty (30) days after such notification, the parties cannot resolve the dispute, then either party may submit a written demand for arbitration to the other party and to the AAA regional office serving Seattle, which will administer the arbitration. The notice must be received within the applicable statute of limitations if the dispute involves a statutory claim. The written notice will contain a statement setting forth the nature of the dispute, the dollar amount involved, if any, and the specific remedy sought.

      6.4 Upon written demand for arbitration, the parties will attempt to agree upon a mutually acceptable arbitrator. If they cannot arrive at such an agreement, either party may request a list of seven (7) labor and employment arbitrators from the AAA's panel of potential arbitrators. The parties will then alternatively strike potential arbitrators from such list until one remains.

      6.5 The arbitrator will have the authority only to interpret and apply the applicable provisions of this Agreement, and will not add to, subtract from, reform or modify any of the provisions of this Agreement.

      6.6 The arbitrator will determine what discovery will be allowed, consistent with the relevant AAA rules and the expedited nature of arbitration. All discovery allowed will be completed within sixty (60) days of the arbitration notice unless the parties agree otherwise or the arbitrator grants an extension for good cause shown.

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      6.7 The arbitration will be held in King County, Washington. If the
Company and Employee cannot agree on a specific location or a date and time for the arbitration hearing, the AAA will set the specific location in King County, or the hearing date and time, as necessary.

      6.8 The Company and Employee each have the right to be represented during the arbitration process by legal counsel, or by another representative of its own choosing. Unless applicable law provides otherwise, each party will bear any and all costs associated with its representation. The arbitrator may compel the attendance of witnesses in accordance with RCW 7.04.110 and the relevant AAA rules.

      6.9 Each party will bear the costs of preparing and presenting its case in the arbitration (e.g., costs of its witnesses and attorneys). All other costs of the arbitration (e.g., any fees payable to the AAA, the arbitrator, and court reporter, and the costs of any hearing room or facilities) will be divided equally between the parties.

      6.10 The arbitrator's decision will be final and binding on the parties and their respective successors and assigns; provided, however, that the arbitrator's decision will be subject to judicial review, and the reviewing court may vacate, modify or correct the arbitrator's decision as appropriate,
(i) where the arbitrator's findings of fact are not supported by substantial evidence, (ii) where the arbitrator's conclusions of law are clearly erroneous or (iii) as otherwise provided by applicable law. The arbitrator will have the authority to grant temporary or injunctive relief, specific performance, damages and such other relief as may be appropriate in the circumstances. Judgment upon the arbitration award may be entered in any court having jurisdiction.

SECTION 7. DEFINITIONS

      Whenever used in this Agreement with initial letters capitalized, the following terms will have the following specified meanings:

      "AAA" means the American Arbitration Association, its successor or another arbitration service agreed upon by the parties.

      "BOARD" means the Company's board of directors.

      "CAUSE" means (a) willful misconduct on the part of Employee that has a materially adverse effect on the Company and its Subsidiaries, taken as a whole,
(b) Employee's engaging in conduct that could reasonably result in his or her conviction of a felony or a crime against the Company or which would materially compromise the Company's reputation, as determined in good faith by the Board, or (c) unreasonable refusal by Employee to perform the duties and responsibilities of his or her position in any material respect and the failure of Employee to remedy such nonperformance within 30 days after receipt of written

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notice from the Company. No action, or failure to act, will be considered
"willful" if it is done by Employee in good faith and with reasonable belief that the action or omission was in the best interests of the Company.

      "COMPETING BUSINESS" means any business whose commercial efforts involve the development, marketing, sale, provision, or distribution of products or services in competition with products or services developed, under development, marketed, sold, provided or distributed by the Company.

      "CONFIDENTIALITY AGREEMENT" means the attached Confidential Information, Invention, and Noncompetition Agreement.

      "DISSATISFACTORY PERFORMANCE" means dissatisfactory performance other than Cause. Dissatisfactory Performance may include, without limitation, the failure of the Company to achieve revenue, profit, growth, customer satisfaction or other goals established by the Board.

      "PERSON" means any corporation, partnership, trust, association, governmental authority, educational institution, individual or other entity.

      "QUALIFIED PUBLIC OFFERING" shall have the meaning set forth in the Avanade Inc. 2000 Stock Incentive Plan.

      "TERM" means the term of Employee's employment as an employee of the Company pursuant to this Agreement.

                                      * * *

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      Employee hereby acknowledges that he or she has carefully read this
Agreement, understands its terms and that (i) the same are necessary for the reasonable and proper protection of the Company's business; (ii) the Company has been induced to enter into and continue its relationship with Employee in reliance upon Employee's compliance with the provisions of this Agreement; (iii) every provision of this Agreement is reasonable with respect to its scope and duration; (iv) Employee has had ample opportunity to discuss this Agreement with legal counsel of his or her own choosing, and has entered into this Agreement knowingly and voluntarily, without relying on any promises or representations by the Company other than those contained in the text of this Agreement; and (v) Employee has received a copy of this Agreement.

      In witness whereof, the parties have duly executed and entered into this Agreement as of the date first set forth above.

EMPLOYEE:                                 AVANADE INC.:

                                          By: /s/ [ILLEGIBLE]
/s/ Mitchell C. Hill                          -------------------------------
-------------------------------           Its: CFO
Mitchell C. Hill

EMPLOYMENT AGREEMENT

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                                  AMENDMENT #1
                           Dated February 15, 2002 to
   Mitchell Hill Employment Agreement (the "Agreement") dated August 4, 2000

This Amendment to the Mitchell Hill Employment Agreement dated August 4, 2000 (the "Agreement") is made and entered into by and between Avanade Inc., a corporation organized under the laws of the State of Delaware (the "Company"), and Mitchell C. Hill ("Employee"). The Amendment is entered into as of the date last indicated below, and shall be effective from January 18, 2002.

Whereas the Compensation Committee on January 18, 2002 agreed to amend the Agreement of Employee by changing the severance payment to a lump sum payment rather than a salary continuation payment; and

Whereas Employee desires this amendment to his Agreement;

Now, Therefore, the parties agree as follows:

1. Section 3.2 (a) is amended as below:

      (a) pay to Employee severance payments equal to Employee's then-current base salary under Section 2.1. Unless otherwise agreed upon by the parties, any severance payments under this Section 3.2 (a) will be payable in a lump sum payment subject to federal income tax and any other applicable withholding; and

2. All capitalized terms in this Amendment shall have the same meaning as defined in the Agreement.

IN WITNESS WHEREOF, the Parties have entered into this Amendment effective the date above specified.

Avanade Inc.                                Mitchell Hill

By (Signature): /s/ Joyce Shui              By (Signature): /s/ Mitchell Hill
                ----------------------                      --------------------
Name (Print): Joyce Shui                    Name (Print): Mitchell Hill
Title (Print): CAO & General Counsel        Title (Print): CEO
Date signed: March 5, 2002                  Date signed: 5 March 2002

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